SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         _______________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):  January 7, 2005

                           FLYi, Inc.
       (Exact Name of Registrant as Specified in Charter)

  Delaware                    0-21976                13-3621051

State  or  Other           Commission  File         IRS Employer
Jurisdiction  of               Number            Identification No.
 Incorporation


     45200 Business Court, Dulles, VA                  20166
     (Address of Principal Executive Offices)     (Zip Code)


Registrant's telephone number, including area code:  (703) 650-6000


                               N/A
  (Former Name or Former Address, if Changed Since Last Report)


Item 1.01.     Entry into a Material Definitive Agreement

On January 7, 2005, the Company entered into an agreement with GE Commercial Aviation Services, Inc. and certain of its affiliates ("GECAS") to provide for the early termination of leases on ten regional jet aircraft during the first quarter of 2005. The agreement relieves the Company of all future rent obligations from the date of termination on each of these ten leases and will not require the Company to pay any early termination fees so long as the aircraft meet specified physical inspection criteria upon return.

The Company also entered into a memorandum of understanding ("MOU") with GECAS that, subject to satisfaction of a number of conditions, provides for GECAS to extend the Company a 5-year term loan in the amount of $19.5 million secured by CRJ spare engines and parts, and addresses the restructuring of obligations with respect to 27 additional regional jets as to which GECAS has provided financing. Specifically, with respect to these regional jets, the MOU provides for the early termination of leases for between six and ten additional regional jet aircraft during the second quarter of 2005 under terms similar to the first ten aircraft and, provides that GECAS will consent to the restructuring of rentals to defer a significant portion of the payments due through April 30, 2006. The MOU is subject to a number of conditions, including the approval of the remaining financing parties in the 27 aircraft to restructure payments which are due to them, and including the requirement that the Company reach similar agreements with the lenders and lessors on other aircraft. The MOU also includes certain financial milestones which, if not met, will provide GECAS with the ability to terminate additional CRJ leases.

The Company's flight schedule currently available for sale includes changes effective February 1 that reflect the removal of these ten aircraft from its fleet in addition to four aircraft that were sold in December 2004. As a result of the early lease terminations, the Company will record a charge to write off remaining prepaid rents, offset in part by unamortized deferred purchase credits related to these aircraft. Assuming twenty aircraft are returned to GECAS, the net amount of the charge, which would be taken during the first and second quarters of 2005, is estimated at $9.0 million.

The  Company  views  the  agreement and  MOU  with  GECAS  as  an important step in the Company's efforts to restructure its obligations with its aircraft lenders and lessors. The Company is continuing to engage in discussions and negotiations with those parties. However, there is no assurance that the conditions in the MOU with GECAS will be satisfied, including the condition that other aircraft financing parties agree to defer or restructure the Company's obligations on similar terms, or that the Company otherwise will be able to address and resolve its liquidity issues.

This filing on Form 8-K contains forward-looking statements and is are made as of January 10, 2005, and the Company undertakes no obligation to update its disclosures, whether as a result of developments in its efforts, or as a result of any other new information, future events, changed expectations or otherwise, prior to its next required filing with the Securities and Exchange Commission. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the Company to be materially
different   from   those   reflected  in   such   forward-looking
statements. Such risks and uncertainties include, among others: the ability of the Company to successfully complete negotiations with its various lessors and lenders to reduce and/or defer its aircraft lease and loan payments; the ability of the Company to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to the Company's new service, and the response of competitors with respect to service levels and fares in markets served by the Company; the effects of high fuel prices on the Company; the ability to successfully and timely resolve its obligations with respect to its aircraft that are not used for Independence Air operations;
and   other   risk   factors  are  more  fully  disclosed   under
"Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 2003, its Quarterly Report Form 10-Q for the period ended September 30, 2004 and in subsequently filed Forms 8-K.

                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                              FLYi, Inc.




Date:  January 10, 2005            By:  /S/ David W. Asai
                                   David W. Asai
                                   Vice President, Controller
                                   and Chief Accounting Officer